Exhibit 99.1

On April 26, 2013, Wheeler Real Estate Investment Trust, Inc. (the “Company”), through a subsidiary of Wheeler Real Estate investment Trust, L.P., assumed a sale-leaseback purchase contract from Wheeler Interests, LLC, a related party, to acquire Reasor’s Jenks Shopping Center (the “Property”), an 81,000 square foot shopping center located in Jenks, Oklahoma for a purchase price of approximately $11.4 million. The property is owned and 100% occupied by a Reasor’s Foods grocery store. The acquisition will be subject to Reasor’s signing a 20 year, triple-net operating lease under terms mutually agreed upon by all parties.

The Property is currently owner-occupied and, accordingly, there is no rental history available on the Property that would enable us to generate the audited financial information required under Rule 3-14 of Regulation S-X as promulgated by the Securities and Exchange Commission. Therefore, we concluded that the information required under paragraphs (a)(2) and (a)(3) of Rule 3-14 of Regulation S-X applies which is being provided below.

Estimated Revenues	$912,000

Estimated Operating Expenses:
Property Expenses	18,200
Interest Expense	226,005

Total Estimated Operating Expenses	244,205

Estimated Cash to be Made Available by Operations	667,795
Estimated Depreciation and Amortization Expenses	394,000

Estimated Taxable Operating Results	$273,795

In preparing the unaudited financial information above, we made the following assumptions:

1.	Estimated revenue includes the initial annual contractual rental income and the projected tenant reimbursements of the Property’s tenant.

2.	Estimated property expenses represent our projected pro forma cash operating expenses for the Property.

3.	Estimated depreciation and amortization expense is calculated based on the preliminary estimated fair values of the assets acquired and liabilities assumed and their respective estimated useful lives.

4.	Estimated interest expense assumes we finance $6.95 million under a three-year, interest only loan at 3.25%.

5.	We assumed no principal payments on the debt since the loan is interest only.

In management’s opinion, the information presented above reflects our best estimate of the Property’s incremental impact on the Company’s cash available for operations and taxable operating results. This unaudited financial information is for informational purposes only and should be read in conjunction with the historical financial statements of the Company, including the related notes thereto, which were filed with the Securities and Exchange Commission on October 23, 2012 as part of the Company’s Registration Statement on Form S-11 and on April 1, 2013 as part of its Annual Report on Form 10-K for the year ended December 31, 2012.